Exhibit 99.1
From Millions of Computers to Billions of Devices; LogMeIn Acquires Pachube,
Takes Aim at Internet of Things
Gains Data and Application Platform for New Classes of Smart Devices
LONDON AND WOBURN, Mass., July 19, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of cloud-based connectivity solutions, today announced that it has completed the acquisition of the Pachube service (www.pachube.com) and substantially all other assets of Connected Environments Ltd. Pachube (pronounced “Patch Bay”) is a web-based service for connecting people and devices to the Internet of Things — a network of sensor-enabled devices publishing and sharing data that some predict will exceed 50 billion devices worldwide by the next decade1. This acquisition furthers LogMeIn’s investment in highly scalable connectivity and data sharing platforms, and extends its reach beyond computers, smartphones and tablets to potentially all Internet-connectable devices.
“We believe the volume of devices coming online and the amount of data they will generate will dwarf the Internet as we know it today,” said Michael Simon, CEO of LogMeIn. “This investment extends our Gravity platform for scalable, secure connectivity and storage into the universe of smart and embedded devices and the complex systems that the Internet of Things makes possible. The Pachube team has a deep understanding of the technical challenges and opportunities that this phenomenon represents, and we believe they’ve built a service that will change the way people interact with their devices, their environment and each other.”
The Pachube Service and User Community
Pachube is an Internet of Things pioneer. Their service, launched in 2008, offers real-time monitoring and management of any type of connected device. Pachube makes it easy for people to connect their devices and sensors to its service, to publish data, and to receive data and instructions from other devices. The Pachube service also collects and stores the published datastreams for further analysis and visualization. Using the Pachube service, individuals, developers and businesses can create applications, services and products that leverage the data created by these connected devices. In doing so, Pachube empowers people to share, collaborate and make use of the information generated by the world around them. Currently, Pachube users send more than seven million datapoints to the service each day.
The Internet of Things, Smart Devices
New classes of devices are increasingly becoming Internet-enabled. Energy monitors, home appliances, health monitors, environmental sensors, automotive components — all manner of electronic, sensor-enabled devices are becoming capable of connecting to the Internet. In a recent Wall Street Journal article, executives from Verizon and Ericsson estimated that the number of Internet-connected devices will reach between 50 and 60 billion by the end of the decade. Moving beyond the challenge of simply connecting to a single device, the Internet of Things envisions that devices and the data exchanged between them will form new complex systems — better energy management systems, smarter homes, smarter cities. When devices work together and people can make use of data from a collection of

[1]	The Wall Street Journal, July 15, 2011, ‘Now, Even Granny’s Fuzzy Slippers Are Texting You’

diverse datastreams, the result is better control of these complex systems and a better understanding of IT, physical and even environmental systems.
“We are very excited to join LogMeIn, an ideal partner for Pachube. Together, we are in a strong position to bring our shared vision for the Internet of Things to fruition,” said Pachube’s founder, Usman Haque. “We believe uniting the Pachube and LogMeIn teams, who have an expertise in building both large-scale user communities and the secure platforms to support them, will accelerate the growth of Pachube’s global community, introduce Pachube to new people and markets and enable companies to develop products that leverage our service. LogMeIn understands Pachube’s mission and brings the resources, knowledge and experience that will help us deliver our goal of providing the world’s leading open, interoperable platform for the Internet of Things.”
Terms and Financial Impact
Under the terms of the transaction, LogMeIn acquired Pachube for approximately $15 million in cash, a portion of which is performance and retention based and is expected to be paid over time. In addition to the amortization of the acquisition cost, LogMeIn will absorb approximately $1 million per quarter in ongoing operating costs related to the operation of the Pachube business. The Company will provide more details regarding the acquisition and its financial impact on its second quarter 2011 financial results conference call, referenced below.
Conference Call Information for Wednesday, July 27, 2011 at 5:00 p.m. ET
To access the conference call, dial 1-877-941-2068 (for the U.S. and Canada) or 1-480-629-9712 (for international callers). A live webcast will be available on the Investor Relations section of the Company’s corporate website at http://www.LogMeIn.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 7:00 p.m. Eastern Time on July 27, 2011 until 11:59 p.m. Eastern Time on August 3, 2011, by dialing 1-800-406-7325 (for the U.S. and Canada) or 1-303-590-3030 (for international callers) and entering pass code 4456369#.
About LogMeIn, Inc.
LogMeIn (NASDAQ: LOGM) provides cloud-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of internet-enabled devices across the globe — computers, smartphones, iPad™ and Android™ tablets, and digital displays. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower nearly 12 million users to connect more than 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, Japan, the Netherlands, and the UK.
About Pachube
Pachube is a web-based service connecting people, devices and the Internet of Things. By making it simple to publish, discover and utilize data from any device or sensor connected to the Internet, Pachube is making the Internet of Things accessible to its growing community of users including people, developers and businesses. Built to manage the world’s real-time sensor and environment data, Pachube gives people the power to share, collaborate and make use of information generated from the world around them. For more information, visit www.pachube.com.
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the speed and volume of devices coming online and the amount of data they will be capable of generating, the effect of the Pachube platform on the ability of people to share, collaborate and make use of information, the ability of the Pachube platform to help create better energy management systems, smarter cities, smarter homes, the ability of the Company to accelerate the growth of Pachube’s global community and the Company’s estimates regarding the amount of operating costs it is expected to absorb in connection with the acquisition. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to integrate the businesses, technologies, products, personnel and operations of Pachube, the Company’s ability to retain employees and customers of Pachube and the Company’s ability to compete effectively. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements.
LogMeIn is a registered trademark of LogMeIn in the U.S. and other countries. iPad is a trademark of Apple, Inc., and Android is a trademark of Google, Inc. in the U.S. and other countries around the world.
Media contacts:
Craig VerColen
press@logmein.com
+1-617-599-2180